Exhibit 99.1

Theseus Pharmaceuticals Announces Business Highlights and Reports First Quarter 2023 Financial Results
-- THE-630 initial dose escalation data to be presented at investor event on May 25, 2023, with additional dose escalation data expected in Q4 2023 --
-- IND submission for THE-349 in EGFR-mutant NSCLC expected in Q4 2023; development candidate nomination for BCR-ABL program in CML and Ph+ ALL expected by early 2024 --
-- $243.6 million of cash, cash equivalents, and marketable securities as of March 31, 2023, with runway projected into Q3 2025 --
Cambridge, Mass., May 11, 2023 /PRNewswire/ -- Theseus Pharmaceuticals, Inc. (NASDAQ: THRX) (Theseus or the Company), a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies, today announced business highlights and reported financial results for the first quarter ended March 31, 2023.
“We look forward to continued clinical execution and important pipeline advancements in the months ahead, most notably with two anticipated clinical readouts from our lead program, THE-630, in advanced GIST,” said Tim Clackson, Ph.D., President and Chief Executive Officer of Theseus. “We maintain a strong financial position as we continue to progress our pipeline, with an anticipated IND submission for THE-349 in the fourth quarter of this year as well as advancement of our BCR-ABL and discovery programs.”
Recent Pipeline Highlights and Upcoming Expected Milestones:
THE-630 is a pan-variant tyrosine kinase inhibitor (TKI) of the receptor tyrosine kinase KIT, designed for patients with gastrointestinal stromal tumors (GIST) that have developed resistance to earlier lines of therapy.
•As of March 31, 2023, Theseus is enrolling patients in cohort 7 of its ongoing phase 1/2 dose escalation and expansion clinical trial evaluating THE-630 in patients with advanced GIST.
•Theseus submitted its initial dose escalation results to the 2023 American Society of Clinical Oncology (ASCO) Annual Meeting, taking place June 2-6, in Chicago, Illinois, and the abstract was selected for online publication. Theseus plans to present data with an updated cutoff date during a virtual investor event on May 25, 2023, at 5:30pm ET, after the public release of the abstract. The initial dose escalation data will include preliminary safety, pharmacokinetic (PK), and clinical activity data through cohort 6, as well as an analysis of circulating tumor DNA (ctDNA) through cohort 5.
•Theseus plans to present follow-up data at a scientific conference in the fourth quarter of 2023, which is expected to include data from additional dose escalation cohorts, including cohort 8, where Theseus expects to have reached the target systemic exposure for pan-variant KIT activity.
THE-349 is a fourth-generation (4G) epidermal growth factor receptor (EGFR) TKI development candidate, which has demonstrated activity against single-, double-, and triple-mutant EGFR variants, including T790M and C797X, found in EGFR-mutant non-small cell lung cancer (NSCLC) that has developed resistance to first- or later-line osimertinib.
•Preclinical data demonstrate THE-349 can potently inhibit all major classes of EGFR activating and resistance mutations observed in a post-first- or later-line osimertinib setting, possesses kinome and wild-type EGFR selectivity, and has central nervous system (CNS) activity.
•Theseus expects to submit an Investigational New Drug Application (IND) for THE-349 to the U.S. Food and Drug Administration (FDA) in the fourth quarter of 2023 and to initiate the first-in-human trial as soon as possible thereafter, subject to clearance of the IND by the FDA.
BCR-ABL Program: Theseus aims to develop a potent and selective, next-generation, pan-variant BCR-ABL TKI candidate that optimizes the balance of safety and efficacy for patients with relapsed/refractory chronic myelogenous leukemia (CML) and patients with newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL).
•Preclinically, Theseus lead molecules have been observed to show a high degree of potency against BCR-ABL and clinically relevant resistance mutations, such as the T315I gatekeeper mutation, and substantial kinome selectivity.
•Theseus expects to nominate a development candidate for this program by early 2024, with the goal of pursuing clinical development in patients with CML who have been previously treated with a second-generation TKI or have the T315I mutation, and in newly diagnosed patients with Ph+ ALL.
Business Highlights:
•In May 2023, Theseus announced the appointment of Franklin Vairinhos, Ph.D., as Vice President, Regulatory Affairs. Dr. Vairinhos has more than 30 years of experience in Regulatory Affairs, predominantly in developing regulatory strategies for oncology therapies.
First Quarter Financial Results:
Cash Position: As of March 31, 2023, Theseus had cash, cash equivalents, and marketable securities of $243.6 million, as compared to $211.8 million as of December 31, 2022. Theseus expects its current cash, cash equivalents, and marketable securities to fund operations and capital expenditures into the third quarter of 2025 based on its current operating plan.
R&D Expenses: Research and development expenses were $12.4 million for the first quarter of 2023, as compared to $6.5 million for the same period in 2022. This increase was primarily due to a $2.7 million increase in expense for preclinical studies and drug manufacturing to support THE-349 IND enabling studies, a $1.4 million increase in development expense related to discovery programs, as well as a $1.5 million increase in employee-related costs driven by an increase in headcount.
G&A Expenses: General and administrative expenses were $4.7 million for the first quarter of 2023, as compared to $4.0 million for the same period in 2022. This increase was primarily due to an increase in stock-based compensation expense and employee-related costs.
Net Loss: Net loss was $14.6 million for the first quarter of 2023, as compared to a net loss of $10.5 million for the same period in 2022.

About Theseus Pharmaceuticals, Inc.
Theseus is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients through the discovery, development, and commercialization of transformative targeted therapies. Theseus is working to outsmart cancer resistance by developing pan-variant tyrosine kinase inhibitors (TKIs) to target all classes of cancer-causing and resistance mutations that lead to clinically relevant variants in a particular protein in a given type of cancer. Theseus' lead product candidate, THE-630, is a pan-variant KIT inhibitor for the treatment of patients with advanced gastrointestinal stromal tumors (GIST), whose cancer has developed resistance to earlier lines of kinase inhibitor therapy. Theseus is also developing THE-349, a fourth-generation, selective epidermal growth factor receptor (EGFR) inhibitor for C797X-mediated resistance to first- or later-line osimertinib treatment in patients with non-small cell lung cancer (NSCLC), and a pan-variant BCR-ABL inhibitor for the treatment of relapsed/refractory chronic myeloid leukemia (CML) and newly diagnosed Philadelphia chromosome-positive (Ph+) acute lymphoblastic leukemia (ALL). For more information, visit
www.theseusrx.com.
Cautionary Statement Regarding Forward Looking Statements
Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "anticipate," "expect," "plan," "predict," "potential," “on track”, "seem," "outlook," "continue," "intend," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding: Theseus' strategy, future operations, prospects and plans, including statements regarding its cash runway; the structure and timing of its preclinical studies and clinical trials, expected milestones, and objectives of management; the timing for the presentation of preliminary data for THE-630 and significance of such results; Theseus' plans regarding the phase 1/2 dose escalation and expansion clinical trial for THE-630, including timing for enrollment of patients in such trial; the significance of results of preclinical studies of THE-349, including the ability of THE-349 to potentially inhibit EGFR variants and the outlook of the EGFR inhibitor program; expectations regarding the submission of an IND for THE-349; and Theseus’ plans with respect to its third development program target, BCR-ABL, including the intention to nominate a development candidate for such program by early 2024.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important risks, uncertainties and other factors, including, but not limited to: uncertainties inherent in preclinical studies and clinical trials; risks and uncertainties regarding whether results from preclinical studies and clinical trials will be predictive of the results of future trials; risks related to the expected timing of submissions to regulatory authorities and timing for review by such regulatory authorities; risks and uncertainties related to the potential IND application for THE-349; risks related to market volatility and global economic conditions, including disruptions in the banking industry; and other risks, uncertainties and other factors such as those described from time to time in the reports Theseus files with the Securities and Exchange Commission (SEC), including Theseus' Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q which will be on file with the SEC and available on the SEC's website at https://www.sec.gov/. However, new risk factors and uncertainties may emerge from time to time which may cause actual results to differ materially from those anticipated or implied by the forward-looking statements in this press release, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this press release are based on the current expectations of Theseus' management team and speak only as of the date hereof, and Theseus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact
Christen Baglaneas

Director, Corporate Communications & Investor Relations
Theseus Pharmaceuticals
857-706-4993
christen.baglaneas@theseusrx.com

Investor Contact
Josh Rappaport
Stern Investor Relations
212-362-1200
josh.rappaport@sternir.com

Theseus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share data)

	THREE MONTHS ENDED MARCH 31,
	2023	2022
Operating expenses:
Research and development	$12,401	$6,548
General and administrative	4,654	4,031
Total operating expenses	17,055	10,579
Loss from operations	(17,055)	(10,579)
Other income, net	2,469	82
Net loss	$(14,586)	$(10,497)
Weighted-average common stock outstanding—basic and diluted	42,371,206	38,247,970
Net loss per share attributable to common stockholders—basic and diluted	$(0.34)	$(0.27)

Comprehensive loss:
Net loss	$(14,586)	$(10,497)
Other comprehensive loss:
Unrealized gain (loss) on marketable securities	227	(129)
Total comprehensive loss	$(14,359)	$(10,626)
Theseus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	MARCH 31, 2023	DECEMBER 31, 2022
Assets
Cash and cash equivalents	$109,698	$94,605
Short-term marketable securities	126,936	103,374
Long-term marketable securities	6,979	13,817
Other assets	12,007	10,651
Total assets	$255,620	$222,447
Liabilities and Stockholders’ Equity
Liabilities	$10,132	$14,832
Stockholders’ equity	245,488	207,615
Total liabilities and stockholders’ equity	$255,620	$222,447